EXHIBIT 99.1

WELLS-GARDNER REPORTS 2004 FIRST QUARTER

EARNINGS DOUBLED FROM 2003

Chicago, Illinois, April 22, 2004 — Wells-Gardner Electronics Corporation (AMEX:WGA) announced that sales in the first quarter ended March 31, 2004 were $12.7 million, an increase of 7%, from $11.9 million in the same quarter in the previous year.  The Company also announced first quarter, 2004 net earnings more than doubled to $260,000 or $0.04 per share compared to net earnings of $125,000 or $0.02 per share in the first quarter, 2003.

“We are pleased with the start of 2004,” said Anthony Spier, Wells-Gardner’s Chairman and Chief Executive Officer.  “The steps taken last year, our transition year, coupled with the strengthening business of our customers, have resulted in revenue growth, gross margin increase and controlled operating expenses.  Operating and net earnings more than doubled from the first quarter of 2003, far outpacing our revenue growth.  Gaming continues to drive our business as over 72% of our total sales were to gaming specific customers.  We remain optimistic with our growth prospects for the rest of the year.”

Founded in 1925, Wells-Gardner Electronics Corporation is a distributor and manufacturer of color video monitors and other related distribution products for a variety of markets including, but not limited to, gaming machine manufacturers, casinos, coin-operated video game manufacturers and other display integrators. During 2000, the Company formed a 50/50 joint venture named Wells-Eastern Asia Displays (“WEA”) to manufacture video monitors in Malaysia. In addition, the Company acquired American Gaming & Electronics, Inc. (“AGE”), a leading parts distributor to the gaming markets, which sells parts and services to over 700 casinos in North America with offices in Las Vegas, Nevada, Egg Harbor Township, New Jersey and McCook, Illinois.  AGE also sells refurbished gaming machines on a global basis as well as installs and services some brands of new gaming machines into casinos in North America. This press release contains certain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement as a result of many uncertain future factors.  Wells-Gardner assumes no obligation to update the information contained in this release to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. A copy of its Annual Report and Quarterly Report can be obtained without charge by request to George B. Toma, Wells-Gardner Electronics Corporation, 9500 West 55th Street, Suite A, McCook, Illinois 60525-3605. For additional investor information, please contact Alan Woinski - Gaming Venture Corp., USA at (201) 599-8484.

Consolidated Condensed Statements of Operations

	First Quarter Ended March 31,
	2004	2003
Sales	12,745,000	11,857,000
Cost of sales	10,325,000	9,624,000
Engineering, selling & administrative	2,087,000	2,082,000
Operating earnings	333,000	151,000
Other expense, net	61,000	34,000
Income tax (benefit)	12,000	(8,000)
Net earnings	260,000	125,000

Per share data:
Basic net earnings per share	0.04	0.02
Diluted net earnings per common share	0.04	0.02

Weighted average common shares outstanding	6,614,432	6,209,031
Weighted average common & common equivalent shares outstanding	6,769,701	6,209,031